Exhibit 10.1.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO  CREDIT AGREEMENT (the “Amendment”), dated as of June 20, 2008 is among SAFETY-KLEEN HOLDCO., INC. (“Holdings”), SAFETY-KLEEN SYSTEMS, INC., (the “Borrower”), the lenders party hereto, and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent (the “Administrative Agent”).

RECITALS:

A.                                   The Borrower, the Administrative Agent, and the lenders party thereto have entered into that certain Credit Agreement dated as of August 3, 2006 (as the same may be amended from time to time, the “Agreement”).

B.                                     The Borrower has: (i) requested that its Subsidiary Safety-Kleen Canada, Inc., a corporation formed under the laws of the Province of New Brunswick, Canada (“Safety-Kleen Canada”) be joined as a Loan Party and (ii) advised that Safety-Kleen Oil Recovery Co. has merged with and into the Borrower.

C.                                     Furthermore, the Borrower has requested that the certain provisions of the Agreement be amended as herein set forth and the Administrative Agent and the lenders party hereto are willing to amend the Agreement on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows effective as of the date hereof unless otherwise indicated:

ARTICLE I.

Definitions

Section 1.1.                                   Definitions.  Capitalized terms used in this Amendment, to the extent not otherwise defined herein, shall have the same meanings as in the Agreement, as amended hereby.

ARTICLE II.

Amendments

Section 2.1.                                   Amendment to Section 1.01 of the Agreement.  Effective January 1, 2008, the following definitions contained in Section 1.01 of the Agreement are amended in their respective entireties to read as follows:

“Excluded Foreign Subsidiary” means (i) a Foreign Subsidiary or (ii) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting stock of a Subsidiary described in clauses (i) or (ii) of this definition; provided that if (a) a Foreign Subsidiary or subsidiary of the type described in clause (ii) has, in Borrower’s discretion, become party to the Security Documents pursuant to Section 5.11 or otherwise; (b) 100% of the Equity Interests of such Subsidiary (minus director’s qualifying shares and/or other nominal amounts of shares, in each case required by applicable law to be held by other Persons) have been pledged under the Security Documents pursuant to Section 5.11 or otherwise; and (c) to the extent the applicable entity has been incorporated or formed in a jurisdiction other than Canada or any Province or territory thereof, the Administrative Agent shall have determined that the

Liens created in such Subsidiary’s assets and Equity Interest can be created, attached, perfected and protected with the priority required hereby and in a manner reasonably acceptable to the Administrative Agent, including under the laws of the jurisdiction of the organization of such Subsidiary and all other applicable jurisdictions in which such Subsidiary’s assets are located, then such Subsidiary shall not be an Excluded Foreign Subsidiary hereunder.  Any Target whose Equity Interests are acquired in an acquisition permitted by Section 6.04(k) shall not be an Excluded Foreign Subsidiary.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction that is not within the United States of America.

Section 2.2.                                   Amendment to Section 5.11 of the Agreement.  Section 5.11 of the Agreement is amended in its entirety to read as follows:

Section 5.11                                Additional Subsidiaries.  If any additional Subsidiary is formed or acquired after the Effective Date or if Borrower elects at any time to cause a Foreign Subsidiary to become a Subsidiary Loan Party, Holdings will notify the Administrative Agent and the Lenders thereof and (a) if such Subsidiary is (x) a Domestic Subsidiary (which is not an Excluded Foreign Subsidiary) or (y) a Foreign Subsidiary that Borrower elects not to be categorized as an Excluded Foreign Subsidiary or that was a Target of an acquisition permitted by Section 6.04(k), Holdings will:  (i) cause such Subsidiary to become a party to the Security Documents promptly after such Subsidiary is formed or acquired; (ii) deliver all documentation as the Administrative Agent may require to evidence the authority of such Subsidiary to execute, deliver and perform the Loan Documents and to evidence the existence and good standing of such Subsidiary; and (iii) cause such Subsidiary to promptly take such actions to create and perfect Liens on such Subsidiary’s assets to secure the Obligations as the Administrative Agent shall reasonably request and (b) if any Equity Interest in such Subsidiary are owned by any Loan Party, Holdings will cause such Equity Interests to be pledged pursuant to the Security Documents promptly after such Subsidiary is formed or acquired (except that, if such Subsidiary is an Excluded Foreign Subsidiary, the Equity Interests issued by such Subsidiary to be pledged pursuant to the Security Documents shall be limited to 65% of the outstanding voting Equity Interests of such Subsidiary).

Section 2.3.                                   Amendment to Section 5.12 (b) of the Agreement.  Subclause (iv) contained in Clause (b) of Section 5.12 of the Agreement is amended in its entirety to read as follows:

(iv) property of a Domestic Subsidiary located outside the United States of America and property of any other Subsidiary Loan Party located outside the country of its organization)

Section 2.4.                                   Amendment to Section 5.12 (d) of the Agreement.  Clause (d) of Section 5.12 of the Agreement is amended in its entirety to read as follows:

(d)                                 Canadian Collateral.  Notwithstanding anything contained in any Loan Document to the contrary, on or before August 31, 2008, Holdings shall deliver to the Administrative Agent such documentation reasonably requested by the Administrative Agent to create, perfect, and protect the security interest and other Liens of the Administrative Agent in: (A) 100% of the Equity Interest owned by the Borrower in Safety-Kleen Canada, (B) 100% of the Equity Interests owned by Safety-Kleen Canada in Environnement Services et Machinerie E.S.M., Inc., a corporation formed under the laws of the Province of Quebec, Canada, (C) substantially all the other personal property assets of Safety-Kleen Canada located in Canada (subject however, to the terms of the Security Agreement), and (D) the parcels of real property owned by Safety-Kleen Canada in Delta, British Columbia, Brampton, Ontario and Breslau, Ontario.  Such documentation shall include the documentation that is appropriate under the laws of Canada and the applicable Provinces and territories thereof of the type described in clauses 5.12(b) and Section 5.12(c)(ii).

Section 2.5.                                   Amendment to Section 6.04(c) of the Agreement.  Effective January 1, 2008, Clause (c) of Section 6.04 of the Agreement is amended in its entirety as follows:

(c)                                  investments by Holdings and the Subsidiaries in Equity Interests in their respective Subsidiaries (including any Person who after giving effect to such investment becomes a Subsidiary); provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Documents (subject to the limitations applicable to common stock of an Excluded Foreign Subsidiary referred to in Section 5.11); (ii) the aggregate amount of the Net Investments by Loan Parties in Subsidiaries who are not Loan Parties shall not exceed $30,000,000 at any time; and (iii) the aggregate amount of the Net Investments by Loan Parties in Subsidiaries that are organized under the laws of Mexico shall not exceed $10,000,000 at any time (as used in this paragraph (c), the term “Net Investments” means at any time and with respect to any Loan Party, the sum of the following calculated without duplication: (i) aggregate costs of the investments made since the Effective Date by such Loan Party in Subsidiaries who are not, at the time of calculation of Net Investments, Loan Parties (including, if required by Section 4.5 of the Security Agreement, the amount of the excess above $2,500,000 in book value of Collateral which is located outside the country of organization of each Loan Party where the actions required by Section 4.5 of the Security Agreement have not been taken); minus (ii) all dividends, returns of capital and other distributions by such Subsidiaries to the applicable Loan Party made after the Effective Date; plus (iii) the principal amount of the loans and advances by the applicable Loan Party to such Subsidiaries that are then outstanding; plus (iv) the then outstanding amount of all Indebtedness of the type described in clauses (a) through (e), (h), (k), (l) and (n) of the definition thereof Guaranteed by the applicable Loan Party of Indebtedness of such Subsidiaries; plus (v) the aggregate amount paid by the applicable Loan Party under Guarantees of obligations (other than Indebtedness) of such Subsidiaries since the Effective Date);

Section 2.6.                                   Amendment to Section 6.04(k)(ii) of the Agreement.  Effective January 1, 2008, Subclause (ii) of clause (k) of Section 6.04 of the Agreement is amended in its entirety as follows:

(ii)                                  Purchase Price Limitation.  The sum of the Purchase Price for the acquisition in question plus the aggregate of all Purchase Prices paid for all acquisitions consummated under the permissions of this paragraph (k) in the same fiscal year does not exceed $100,000,000 plus the then available amount of the Public Offering Basket; provided that:

(A)                              if the Leverage Ratio is greater than 4.00 to 1.00 (as calculated based on the most recently ended four fiscal quarter period for which financial statements are available and on a pro forma basis for the acquisition in question assuming that the acquisition occurred on the first day of the applicable period), then the Purchase Price for the acquisition in question plus the aggregate of all Purchase Prices paid for all acquisitions consummated under the permissions of this paragraph (k) in the same fiscal year does not exceed $25,000,000 and

(B)                                the Purchase Price for an acquisition financed with the proceeds of a Loan made under the commitments provided for pursuant to Section 2.20 shall be excluded from any calculation under this clause (ii).

As used herein the following terms have the following meanings:

“Purchase Price” means, as of any date of determination and with respect to a proposed (or completed) acquisition, the purchase price to be paid (or actually paid) for the Target or its assets, including all cash consideration paid (including the then estimated amount of deferred purchase price obligations) or to be paid (based on the estimated amount thereof), the value of all other assets to be transferred by the purchaser in connection with such acquisition to the seller all valued in accordance with the applicable purchase agreement and the outstanding principal amount of all Indebtedness of the Target or the seller assumed or acquired in connection with such acquisition; excluding however, any portion thereof paid for by the issuance of Equity Interest in Holdings.

“Public Offering Basket” means, as of any date of determination, the positive amount, if any, equal to the sum of (a) the Public Offering Amount minus (b) the Excess Acquisition Amount minus (c) the Excess Capital Expenditure Amount.

“Public Offering Amount” means the amount, if any, of the Net Proceeds actually received by Holdings from the public offerings of its common stock after June 20, 2008.

“Excess Acquisition Amount” means, as of any date of determination, the sum of all Yearly Excess Acquisition Amounts for all fiscal years to have completely elapsed from and including the fiscal year beginning December 30, 2007 to and including the then current fiscal year (even if not then completely elapsed).

“Yearly Excess Acquisition Amount” means, for any fiscal year or portion thereof, the amount by which, if any, the aggregate of all Purchase Prices paid for all acquisitions consummated under the permissions of this paragraph (k) during such fiscal year exceed $100,000,000.

“Excess Capital Expenditure Amount” means, as of any date of determination, the sum of all Yearly Excess Capital Expenditure Amounts for all fiscal years to have completely elapsed from and including the fiscal year beginning December 30, 2007 to and including the then current fiscal year (even if not then completely elapsed).

“Yearly Excess Capital Expenditure Amount” means, for any fiscal year or portion thereof, the amount by which, if any, the aggregate amount of Adjusted Capital Expenditures made in such fiscal year are in excess of the amounts that would otherwise be permitted for such fiscal year if the Adjusted Capital Expenditures were limited during such fiscal year to only the amounts determined pursuant to clauses (i) and (ii) of the definition of the term “Capital Expenditure Limit” in Section 7.03.

Section 2.7.                                   Amendment to Section 6.04(k)(iv) of the Agreement.  Effective January 1, 2008, subclause (iv) of clause (k) of Section 6.04 of the Agreement is amended in its entirety as follows:

(iv)                              Target.  The Target: (A) is organized under the laws of a jurisdiction within the United States of America, a jurisdiction in Canada or any other jurisdiction as long as, with respect to such other jurisdictions, the Administrative Agent can obtain Liens in the assets and, if applicable, the Equity Interests of the Target as required under the Loan Documents, with the priority required hereby and in a manner reasonably acceptable to the Administrative Agent and (B) is involved in the same general type of business activities as the Borrower and the subsidiaries of the Borrower or business reasonably related thereto or ancillary or complimentary thereto;

Section 2.8.                                   Amendment to Section 6.04(k)(viii) of the Agreement.  Effective January 1, 2008, Subclause (viii) of clause (k) of Section 6.04 of the Agreement is amended in its entirety as follows:

(viii)                        Structure.  If the proposed acquisition is an acquisition of the stock or other Equity Interest issued by a Target, the acquisition will be structured so that the Target will become a Loan Party who is a Wholly-Owned Subsidiary of the Borrower or will be merged with or into the Borrower or a Loan Party who is a Wholly-Owned Subsidiary of the Borrower.  If the proposed acquisition is an acquisition of assets, the acquisition will be structured so that the Borrower or a Loan Party who is a Wholly-Owned Subsidiary of the Borrower shall acquire the assets either directly or through a merger;

Section 2.9.                                   Amendment to Section 6.04(n) of the Agreement.  Effective January 1, 2008, clause (n) of Section 6.04 of the Agreement is amended in its entirety as follows:

(n)                                 in addition to the investments otherwise permitted by this Section 6.04, the Borrower and the Subsidiaries may acquire after the Effective Date, Equity Interests in or other securities of, make loans or advances to, Guarantee any obligations of, or make any other investment in (including, without limitation, acquiring all or substantially all of the assets of a Person or a division or branch of such Person or any other assets of any other Person constituting a business unit), any other Person if the aggregate amount expended to make all such investments consummated under the permissions of this paragraph (n) since June 20, 2008 shall not exceed an amount equal to $10,000,000; provided that as of the date of any such investment and after giving effect thereto, (i) no Default shall exist or result therefrom; and (ii) no investment made under this paragraph (n) shall increase the aggregate amount of investments permitted by paragraph (c) of this Section 6.04.

Section 2.10.                             Amendment to Section 7.03 of the Agreement.  Section 7.03 of the Agreement is amended in its entirety as follows:

Section 7.03.                             Capital Expenditures.  During each fiscal year, the aggregate amount of all Adjusted Capital Expenditures of Holdings and the Subsidiaries will not exceed the applicable Capital Expenditure Limit for such fiscal year.  The term “Capital Expenditure Limit” means the sum of the following:  (i) the amount set forth in the table below opposite the applicable fiscal year in the table below (for each such year, the “Yearly Limit”) plus (ii) the portion of the Yearly Limit from the immediately preceding fiscal year which was not expended by Holdings and the Subsidiaries for Capital Expenditures in such preceding fiscal year (the “Carryover Amount”) plus (iii) the then available amount of the Public Offering Basket.  In calculating the Carryover Amount for any fiscal year, the Yearly Limit applicable to the previous fiscal year shall be deemed to have been utilized first by any Capital Expenditures made in such fiscal year.

Fiscal Year Ending on or About	Yearly Limit
December 31, 2006	$40,000,000
December 31, 2007	$40,000,000
December 31, 2008 and each fiscal year thereafter	$75,000,000

“Adjusted Capital Expenditures” means, for any period, all Capital Expenditures incurred during such period, minus the following, but only to the extent included in such Capital Expenditures:

(a)                                  Environmental Liability Expenditures made during such period in an aggregate amount of $12,000,000 or less (or if Environmental Liability Expenditures are not otherwise included in Capital Expenditures during such period, plus Environmental Liability Expenditures in excess of $12,000,000 in such period);

(b)                                 Capital Expenditures financed during such period with the proceeds of Loans made under the commitments provided for in Section 2.20 of this Agreement;

(c)                                  Capital Expenditures made during such period to acquire equipment owned by the Borrower or one of its Subsidiaries and delivered to a customer for use by the customer in the ordinary course of the Borrower’s or such Subsidiaries’ business; and

(d)                                 Capital Expenditures paid for during such period with the proceeds from permitted asset dispositions and casualty and condemnation events.

Section 2.11.                             Amendment to Exhibit B of the Agreement.  Exhibit B of the Agreement is amended in its entirety to read as set forth on Exhibit B hereto.

ARTICLE III.

Conditions Precedent

Section 3.1.                                   Conditions.  The effectiveness of Article II of this Amendment is subject to the satisfaction of the following conditions precedent:

(a)                                  The Administrative Agent shall have received, each in form and substance reasonably satisfactory to the Administrative Agent, the following:

(i)                                     this Amendment duly executed by the Borrower, the Guarantors and the Required Lenders;

(ii)                                  A Second Amendment to Security Agreement duly executed by the Borrower and the Guarantors in the form attached hereto as Exhibit C (each Lender party hereto authorizing the Administrative Agent to execute and deliver such Second Amendment to Security Agreement on behalf of the Lenders);

(iii)                               a Subsidiary Joinder Agreement duly executed by Safety-Kleen Canada;

(iv)                              such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of Safety-Kleen Canada and Environnement Services et Machinerie E.S.M., Inc., a corporation formed under the laws of the Province of Quebec, Canada, the power and authority of Safety-Kleen Canada to execute, deliver and perform the Loan Documents to which it is a party and any other legal matters relating to the Borrower, Safety-Kleen Canada, any Guarantor or the Loan Documents as the Administrative Agent may reasonably request; and

(v)                                 evidence of the merger of Safety-Kleen Oil Recovery Co. with and into the Borrower; and

(b)                                 Each Lender who has executed this Amendment by 5:00 P.M. (Dallas, Texas time) on June 20, 2008 shall have received an amendment fee equal to 0.25% of its Commitment;

(c)                                  The representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct in all material respects as of the date hereof as if made on the date hereof, except for such representations and warranties limited by their terms to a specific date; and

(d)                                 No Default shall exist.

ARTICLE IV.

Miscellaneous

Section 4.1.                                   Ratifications.  The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Agreement and except as expressly modified and superseded by this Amendment, the terms and provisions of the Agreement and the other Loan Documents are ratified and confirmed and shall continue in full force and effect. The Borrower, Holdings, the Administrative Agent and the Lenders agree that the Agreement as amended hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with its terms. For all matters arising prior to the effective date of this Amendment, the Agreement (as unmodified by this Amendment) shall control.

Section 4.2.                                   Representations and Warranties.  Each of the Borrower and the Guarantors (by their execution below) hereby represents and warrants to the Administrative Agent and the Lenders as follows:  (a) no Default exists, (b) the representations and warranties set forth in the Loan Documents are true and correct on and as of the date hereof with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date, and (c) there are no claims or offsets against or rights of recoupment with respect to or defenses or counterclaims to its obligations under the Loan Documents.

Section 4.3.                                   Survival of Representations and Warranties.  All representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment, and no investigation by Administrative Agent or the Lenders or any closing shall affect the representations and warranties or the right of the Administrative Agent or the Lenders to rely upon them.

Section 4.4.                                   Reference to Agreement.  Each of the Loan Documents, including the Agreement and any and all other agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Agreement as amended hereby, are hereby amended so that any reference in such Loan Documents to the Agreement shall mean a reference to the Agreement as amended hereby.

Section 4.5.                                   Expenses of Administrative Agent.  As provided in the Agreement, Borrower agrees to pay on demand all reasonable out-of pocket costs and expenses incurred by the Administrative Agent in connection with the preparation, negotiation, and execution of this Amendment, including without limitation, the reasonable costs and fees of the Administrative Agent’s legal counsel.

Section 4.6.                                   Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

Section 4.7.                                   Applicable Law.  This Amendment shall be governed by and construed in accordance with the applicable law pertaining in the State of New York, other than those conflict of law provisions that would defer to the substantive laws of another jurisdiction.  This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Section 4.8.                                   Successors and Assigns.  This Amendment is binding upon and shall inure to the benefit of the Administrative Agent, the Lenders, the Borrower, each Guarantor and their respective successors and assigns, except neither Borrower nor any Guarantor may assign or transfer any of its rights or obligations hereunder without the prior written consent of the Lenders.

Section 4.9.                                   Effectiveness; Counterparts.  Subject to Article III hereof, this Amendment shall become effective when it shall have been executed by the Administrative Agent, when the Administrative Agent shall have received counterparts hereof from Holdings, the Borrower and the Guarantors and when the Administrative Agent shall have received counterparts hereof from the Required Lenders (which may be sent on pages designated only as “Safety-Kleen Systems, Inc. June 20, 2008 First Amendment to Credit Agreement, Signature Page” or similar designation, without page numbers or other identifying information) and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic communication shall be effective as delivery of a manually executed counterpart of this Agreement.  Pursuant to Section 10.02 of the Agreement, the Agreement may be modified as provided in this Amendment with the agreement of the Required Lenders which means Lenders having Revolving Exposures, Term Loans, Synthetic L/C Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans, outstanding Synthetic L/C Loans and unused Commitments at such time (such percentage applicable to a Lender, herein such Lender’s “Required Lender Percentage”).  For purposes of determining the effectiveness of this Amendment, the Required Lender Percentage of each Lender that has executed this Amendment is set forth on Schedule 4.9 hereto.

Section 4.10.                             Effect of Waiver.  No consent or waiver, express or implied, by the Administrative Agent or the Lenders to or for any breach of or deviation from any covenant, condition or duty by the Borrower or any Guarantor shall be deemed a consent or waiver to or of any other breach of the same or any other covenant, condition or duty.

Section 4.11.                             Headings.  The headings, captions, and arrangements used in this Amendment are for convenience only and shall not affect the interpretation of this Amendment.

Section 4.12.                             ENTIRE AGREEMENT.  THIS AMENDMENT EMBODIES THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THIS AMENDMENT, AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR

SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO.  THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Executed as of the date first written above.

SAFETY-KLEEN HOLDCO., INC.
SAFETY-KLEEN SYSTEMS, INC.

By:	/s/ Dennis McGill
Dennis McGill, Executive Vice President and Chief Financial Officer of Holdings and the Borrower

Guarantor Consent

Each of the undersigned Guarantors:  (i) consents and agrees to this First Amendment to Credit Agreement dated June 20, 2008, including, without limitation, Section 4.2 thereof, and (ii) agrees that each of the Guaranty Agreement, the Security Agreement and the other Loan Documents to which is it a party are each in full force and effect and continue to be its legal, valid and binding obligation enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

GUARANTORS:

SK HOLDING COMPANY, INC.
ECOGARD, INC.,
SAFETY-KLEEN INTERNATIONAL, INC.
SAFETY-KLEEN ENVIROSYSTEMS COMPANY OF PUERTO RICO, INC.,
SAFETY-KLEEN ENVIROSYSTEMS COMPANY
ENVIRONMENTAL, ECOLOGICAL AND ENGINEERING COMPANY,
THE SOLVENTS RECOVERY SERVICE OF NEW JERSEY, INC.

By:	/s/ Dennis McGill
Dennis McGill, Executive Vice President and Chief Financial Officer of each Guarantor

JPMORGAN CHASE BANK, N.A., as the Administrative Agent and as a Lender

By:	/s/ Brian McDougal
Brian McDougal, Vice President

Revolving Commitment:	$30,000,000
Synthetic L/C Commitment:	$0
Synthetic L/C Loans:	$0
Term Loans:	$0
Required Bank Percentage	7.760962359%

Safety-Kleen Systems, Inc. June 20, 2008 First Amendment to Credit Agreement, Signature Page